Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

The Private Shares Fund (formerly SharesPost 100 Fund):

We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

July 7, 2021